Exhibit 10.4

Hydrogen Supply Agreement

Party A: Shenma Industrial Co., Ltd. (“Shenma”)

Party B: Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd. (“Hongli”)

As Hongli has established the project to extract 12,000 cubic meters of syngas per hour from coke (Yu Pingshiji Make [2014] 06316), which will enable Hongli to provide syngas by September 2015, and Henan Shenma Nylon Chemical Industry Co., Ltd. has a great demand of hydrogen in its production process, the two parties reached a supply agreement and the terms are as follows:

1.	Amount: 12,000 cubic meters per hour
2.	Quality: in excess of 99.95% purity to meet the production needs of Party A
3.	Price: fluctuates in line with market conditions
4.	Transportation: Party B will deliver to Party A and cover the shipping cost
5.	Measurement and quality inspection will be determined by Party A
6.	Settlement will be done once a month

The two parties will negotiate to solve other unwritten matters.

Entry date: 10/16/2014